Exhibit 99.1

                           RF Monolithics, Inc. Closes
        Caver-Morehead Acquisition; Software Platform to be Catalyst for
                        Comprehensive Wireless Solutions


    DALLAS--(BUSINESS WIRE)--Sept. 6, 2006--RF Monolithics, Inc. ("RFM") (Nasdaq:RFMI) today announced the closing of its acquisition of computerized maintenance management software (CMMS) vendor Caver-Morehead Services, Inc. The acquisition, which was initially announced on August 28th, will significantly expand RFM's capabilities and position it to meet the rapidly growing demand for comprehensive wireless solutions, particularly in industrial market applications.
    Caver-Morehead's software platform offers tracking and analysis tools that enable facilities to streamline maintenance processes and improve overall efficiency. By harnessing available information to optimize task scheduling, resource allocation, and inventory management, Caver-Morehead has created tremendous value for a diverse set of customers including airports, hospitals, prisons, colleges, and high-tech production facilities, among others.
    RFM's high-performance wireless monitoring systems will enhance the value of Caver-Morehead's industry-leading software platform by providing access to more data, and by making data available wirelessly at lower cost. William F. Caver, President of Caver-Morehead, explained that "the addition of RFM's resources, products and capabilities allows us to enhance support to existing customers as they move to adopt real-time connections to their critical assets to improve maintenance and management activities. At the same time, with our software platform RFM will target entirely new customers with a powerful, valuable new capability to gain insight into and control over their asset performance."
    The acquisition highlights RFM's strategic focus on building a vertically-integrated wireless solutions competency. RFM will be well-positioned to build comprehensive wireless systems for customers in a wide range of market segments. RFM's focus will be industrial applications as well as utility, transportation and homeland security applications. David Kirk, President and CEO of RFM, discussed the importance of the industrial sector and the value-added solutions that RFM will be able to deliver: "Caver-Morehead has a long history of providing industry-leading asset management platforms and timely service in the municipal and government institution market. RFM will continue to support and provide solutions to their existing customers and markets as well as target the growing industrial market. Industrial companies have a wide range of application needs, from rapid failure response and condition-based preventive maintenance to process efficiency optimization. Companies want comprehensive wireless solutions for these applications. Under our strategic plan, with Caver-Morehead's software platform, our Wireless Solutions Group will possess the expertise and broad range of technologies needed to provide integrated, customized system solutions for these demanding customer applications. RFM is committed to being Solutions-Driven, Technology-Enabled(TM) with the ability to provide a comprehensive offering to address wireless applications such as remote sensing, machine monitoring, process monitoring, industrial control, asset tracking, building automation and security/defense."
    With the planned acquisition of Cirronet Inc. (also announced August 28th and expected to close later this month), RFM's Wireless Solutions Group will offer unlicensed wireless connectivity technologies, with both standardized and proprietary protocols, as well as RFM's low-power radio offerings that include RFICs and Virtual Wire(TM) radios. RFM will also offer a wide selection of packaged and OEM wireless connectivity products, including products for ZigBee(TM), 802.11/WiFi, Bluetooth(TM), active RFID, frequency hopping spread spectrum (FHSS) and ultra-low power products. RFM's Wireless Solutions Group will have the broadest offering of standard and proprietary wireless mesh sensor networking technologies available from any single solution provider.
    The business of Caver-Morehead was acquired by Aleier, Inc., a wholly-owned subsidiary of RFM and part of the Wireless Solutions Group.

    About RFM

    Celebrating over 25 years of providing low-power wireless solutions, RFM, headquartered in Dallas, Texas, is enabling the next generation of wireless applications with a solutions-driven, technology-enabled approach to wireless connectivity. RFM provides the connections to extend the edge of the Internet to communicate with the billions of unconnected machines through a broad range of low-power wireless solutions - from comprehensive industrial wireless sensor networks to high-performance RF components. For more information on RF Monolithics, Inc., please visit the Company's websites at http://www.rfm.com and http://www.wirelessis.com.

    Forward-Looking Statements

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believe", "expects", "plans", "anticipates", "may" or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things expectations of the business environment in which the companies operate, projections of future performance, perceived opportunities in the market and statements regarding the combined company's mission and vision, future financial and operating results, and benefits of the transaction. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the ability to integrate acquisitions as planned, the highly competitive market in which the companies operate, rapid changes in technologies that may displace products and services sold by the combined company, declining prices of networking products, the combined company's reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of the combined company's products, and changes in the companies' level of revenue or profitability. as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2005. The Companies do not assume any obligation to update any information contained in this release.
    All names are trademarks or registered trademarks of their respective manufacturers.


    CONTACT: PR Financial Marketing, LLC
             Jim Blackman, 713-256-0369
             jimblackman@prfmonline.com
             or
             RF Monolithics, Inc.
             Carol Bivings, 972-448-3767 (Director IR) bivings@rfm.com